NEWS RELEASE

Company Contact:
Gastar Exploration Ltd.
J. Russell Porter, Chief Executive Officer
713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
DRG&E : 713-529-6600
lelliott@drg-e.com / apearson@drg-e.com

For Immediate Release

Gastar Exploration Announces Marcellus Shale Joint Venture

HOUSTON, September 22, 2010 – Gastar Exploration Ltd. (“Gastar”) (NYSE Amex: GST) announced today that it has entered into a joint venture (“JV”) agreement with Atinum Marcellus I LLC (“Atinum”), an affiliate of Atinum Partners Co., Ltd. (“Atinum Partners”), a leading investment firm located in the Republic of Korea.  Pursuant to the agreement, Gastar will assign an initial 21.43% interest to Atinum in all of its existing Marcellus Shale assets in West Virginia and Pennsylvania, approximately 34,200 net acres, and certain producing shallow conventional wells in a transaction valued at approximately $70 million.

Under the terms of the transaction, Atinum will pay Gastar $30 million in cash upon closing and an additional $40 million in the form of a drilling carry.  Upon the completion of the funding of the drilling carry, Atinum will own a 50% interest in the 34,200 net acres of Marcellus Shale rights currently owned by Gastar.  Gastar will continue to serve as operator of all of the Marcellus Shale interests in the JV.  The transaction is expected to close within 30 to 45 days and is contingent upon the receipt of certain required approvals from government agencies in the Republic of Korea and other customary closing conditions.

The terms of the drilling carry call for Atinum to fund its ultimate 50% share of drilling, completion and infrastructure costs along with 75% of Gastar’s ultimate 50% share of those same costs until the $40 million carry has been satisfied.  Gastar and Atinum are pursuing an initial  three-year development program that calls for the partners to drill one horizontal Marcellus Shale well during the remainder of 2010 and a minimum of 12 horizontal wells in 2011 and 24 horizontal wells in each of 2012 and 2013.

An initial area of mutual interests (“AMI”) will be established for potential additional acreage acquisitions in Ohio and New York along with the counties in West Virginia and Pennsylvania in which the existing interests are located.  Within the initial AMI, Gastar will act as operator and will offer any future lease acquisitions to Atinum on a 50/50 basis, while Atinum has agreed to pay Gastar on an annual basis an amount equal to 10% of lease bonuses and third party leasing costs up to $20 million and 5% of the costs on activities above $20 million.  Until June 30, 2011, Atinum will have the right to participate in any future leasehold acquisitions made by Gastar, outside of the initial AMI and within West Virginia or Pennsylvania, on terms identical to those governing the existing Marcellus JV.

J. Russell Porter, Gastar’s President and CEO, commented, “We are pleased to announce this transaction and we look forward to our partnership with Atinum Partners.  This joint venture will allow Gastar to accelerate development of our Marcellus Shale assets while maintaining a low level of leverage and a high degree of financial flexibility.  This transaction also realizes a significantly higher valuation for our Marcellus Shale assets than what has been reflected in our share price and thus made a joint venture the least dilutive method to finance development.  We may utilize the proceeds from this transaction to help fund our Marcellus Shale development plans, future drilling and development of our East Texas asset, lease or property acquisition opportunities and potential debt reduction.”

Kyung Soo Chung, President and CEO of Atinum Partners, commented, “We are excited about the opportunity to invest in the Marcellus Shale and to partner with an experienced operator such as Gastar.  This is our third investment in the U.S. energy sector in the last 12 months, continuing our strategy to actively invest in significant growth opportunities.”

Vinson & Elkins LLP acted as legal advisor for Gastar.   BMO Capital Markets acted as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP acted as legal advisor for Atinum.

About Gastar Exploration
Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America.  The Company pursues a strategy combining deep natural gas exploration and development with lower risk shale resource and CBM development.  The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas and Marcellus Shale play in West Virginia and Pennsylvania.  Gastar’s CBM activities are conducted within the Powder River Basin of Wyoming.  For more information, visit our web site at www.gastar.com.

About Atinum Partners Co., Ltd.
Atinum Partners, headquartered in Seoul, Republic of Korea is a leading private investment company with assets under management of over US $1.5 billion.  Established in 2008, Atinum Partners focuses on domestic and international investment opportunities in a broad range of industries.  In the United States, the Gastar joint venture marks the third investment in the oil & gas industry.

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance.  A statement identified by the use of forward looking words including “may”, “expects”, “projects”, “anticipates”, “plans”, “believes”, “estimate”, “will”, “should”, and certain of the other foregoing statements may be deemed forward-looking statements.  Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  These include risk inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or third party consents; and other risks described in Gastar’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov.  By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

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